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Playa Hotels & Resorts N.V.

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Playa Hotels & Resorts N.V. Announces

Rescheduled Annual General Meeting of Shareholders

Fairfax, Va.—May 3, 2021—Playa Hotels & Resorts N.V. (NASDAQ: PLYA) (the “Company”) today announced that it has rescheduled its 2021 annual general meeting of shareholders (the “AGM”) to Tuesday, June 29, 2021 at 4:00 p.m. Central European Summer Time (CEST). The rescheduled AGM will be held at the Company’s offices, located at Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands. At the rescheduled AGM, the Company’s shareholders of record as of June 1, 2021 will vote upon the same proposals described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 19, 2021. Proxies that have been delivered or votes that have been received for the AGM originally scheduled for May 13, 2021 will not be valid. The Company expects to disseminate proxy materials for the rescheduled AGM beginning on or about June 3, 2021. The meeting has been rescheduled in order to comply with a ministerial Dutch law notice requirement.

About Playa Hotels & Resorts N.V.

Playa Hotels & Resorts N.V. is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. Playa owns and/or manages a total portfolio consisting of 22 resorts (8,366 rooms) located in Mexico, Jamaica, and the Dominican Republic. Playa leverages years of all-inclusive resort operating expertise and relationships with globally recognized hospitality brands to provide a best in class experience and exceptional value to our guests, while building a direct relationship to improve customer acquisition cost and drive repeat business. Playa owns and manages 17 resorts (6,295 rooms) located throughout Mexico, Jamaica and the Dominican Republic. Playa also owns two resorts in the Dominican Republic that are managed by a third party and manages three resorts on behalf of third-party owners. For more information, please visit www.playaresorts.com

Contact:

Playa Hotels & Resorts N.V.

Pedram Saif, VP, IR & Strategy

571-529-6014

For additional information visit investors.playaresorts.com.